Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Williams Controls, Inc.:

     We consent to the incorporation by reference in the Registration Statement file number 333-56591 of Williams Controls, Inc. on Form S-8 of our report dated December 11, 2008, with respect to the consolidated balance sheet of Williams Controls, Inc. as of September 30, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, cash flows, and comprehensive income (loss) for each of the years in the two-year period ended September 30, 2008, and of our same report, with respect to Williams Controls, Inc.’s internal control over financial reporting as of September 30, 2008, which report is included in this annual report on Form 10-K of Williams Controls, Inc. for the year ended September 30, 2008.

/s/ Moss Adams LLP
Portland, Oregon
December 11, 2008

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